FIRST AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 30th day of September, 2011 amends that certain Subadvisory Agreement effective November 5, 2010 (the "Agreement") among Virtus
Variable Insurance Trust (formerly The Phoenix Edge Series
Fund) (the "Fund"), an open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act") on behalf of its series Virtus
Small-Cap Growth Series and Virtus Small-Cap Value Series.
 (the "Series"), Virtus Investment Advisers, Inc., a
Massachusetts corporation (the "Adviser") and Kayne
Anderson Rudnick Investment Management, LLC a California limited liability company (the "Subadviser") as follows:

1.Virtus Capital Growth Series is hereby added as an additional Series to the Agreement.

2.This term of this Amendment to the Agreement, taken together with the entire Agreement, with respect to Virtus Capital Growth Series, shall become effective on the date set forth above, and shall continue in effect until December 31, 2011. The term of each of the other
Designated Series is unaffected by this Amendment.  The
Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

3.The subadvisory fee for Virtus Capital Growth Series is hereby set forth on Schedule C to the Agreement, Schedule
C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

4.Schedule F to the Agreement is hereby deleted and Schedule F attached hereto is substituted in its place to reflect the addition of Virtus Capital Growth Series.

5.Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

6.This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]






      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS VARIABLE INSURANCE TRUST


By:  /s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:    Senior Vice President

VIRTUS INVESTMENT ADVISERS, INC.


By:  /s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:   Executive Vice President



ACCEPTED:

KAYNE ANDERSON RUDNICK INVESTMENT
MANAGEMENT, LLC


By:  /s/ Jeannine Vanian
Name:	Jeannine Vanian
Title:Chief Operating Officer





SCHEDULE C

      (a) For services provided to the Fund, the Adviser will
pay to the Subadviser    a fee, payable in arrears at the
annual rate stated below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

      (b) The fee to be paid to the Subadviser is to be 50% of the net advisory fee. For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.





SCHEDULE F

DESIGNATED SERIES



  Virtus Capital Growth Series
  Virtus Small-Cap Growth Series
  Virtus Small-Cap Value Series





Execution Copy